[PARKE BANCORP, INC. LETTERHEAD]


FOR IMMEDIATE RELEASE                FOR FURTHER INFORMATION CONTACT:
---------------------                --------------------------------
March 29, 2007                       Vito S. Pantilione, President and CEO
                                     Robert A. Kuehl, Senior Vice President, CFO
                                     (856) 256-2500

                PARKE BANCORP, INC. ANNOUNCES 10% STOCK DIVIDEND

         Washington Township, New Jersey-March 29, 2007 -Parke Bancorp, Inc. (Nasdaq: "PKBK") Washington Township, New Jersey, the parent bank holding company of Parke Bank, today announced that the Company's Board of Directors had declared a 10% a stock dividend. The stock dividend is payable on April 23, 2007, to stockholders of record as of April 12, 2007.

         Vito S. Pantilione, President of the Company, stated that the Board of Directors "was pleased to declare this dividend as another method to increase shareholder value in the Company and also increase the liquidity of the stock. This stock dividend follows the Company's recent special cash dividend in December 2006. As a result of the Board's action today, the outstanding shares of the Company's common stock will increase by approximately 287,386 shares, from 2,873,860 shares outstanding to 3,161,246 shares outstanding."

         Parke Bancorp, Inc. maintains its principal office at 601 Delsea Drive, Washington Township, New Jersey. It conducts its banking business through Parke Bank which has branch offices located in Northfield, New Jersey, two branch offices located in Washington Township, New Jersey and its newest branch facility in Philadelphia on 1610 Spruce Street. In addition, Parke Bank opened a new loan production office in Millville, New Jersey in 2006. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small to mid-sized businesses in Gloucester, Atlantic and Cape May Counties in New Jersey and the Philadelphia area in Pennsylvania. Parke Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp's common stock is traded on the Nasdaq Stock Market under the symbol "PKBK."

         This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.